Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133631 and No. 333-212977 of Community Bancorp. on Form S-8 of our report dated June 28, 2019, appearing in this Annual Report on Form 11-K of Community Bancorp & Designated Subsidiaries Retirement Savings Plan for the year ended December 31, 2018.

Portland, Maine
June 28, 2019
VT Reg. No. 92-0000278